1030Exhibit 10.30
January 21, 2015
Ralph Macchio
24 Cherokee Court
Sparta, NJ 07871

Dear Ralph:
This letter (the “Amendment”) amends the agreement dated July 21, 2014 (the “Agreement”) between you and Coty Inc. (the “Company” and, collectively with its affiliates, “Coty”). The parties agree as follows:

1.    Effective Date. This Amendment will be effective beginning on the date you have executed the Amendment and delivered it to the Company and it has become irrevocable pursuant to paragraph 10.

2.    Scheduled Separation Date. Paragraph 2 of the Agreement is amended by substituting
“December 31, 2015” for “June 30, 2015”.

3.     Salary. Paragraph 3(c) of the Agreement is replaced in its entirety by the following:
“Salary. The Company shall continue paying you a base salary (“Base Salary”) through your Separation Date in accordance with the Company’s regular payroll practices. The rate of such Base Salary through June 30, 2015 shall be $437,100.00 per year, plus the merit increase awarded in October 2014 (in accordance with prior evaluation criteria, and paid at the same time and subject to the same guidelines as for active employees). For the period beginning on July 1, 2015 and ending on your Separation Date, the rate of such Base Salary shall be doubled.”
4.     Medical and Dental Coverage. Paragraph 5(c) of the Agreement is replaced in its entirety by the     following:
“Medical and Dental Coverage. During the Non-Compete Period (as defined in paragraph 7), you will continue to be eligible to participate in the Company’s medical and dental plans for active employees, on the same cost-sharing basis. Thereafter, you will be eligible to receive Retiree Medical benefits under Coty’s post-retirement medical benefits plan. You will receive general information about such Retiree Medical benefits as well as your right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In the event that you timely elect Retiree Medical or COBRA continuation coverage you shall be solely responsible for your portion of any group medical and dental insurance premiums, including all administrative charges. For purposes of determining the duration of such COBRA coverage, your COBRA coverage will be deemed to commence on the day after the Non-Compete Period.

[initials]

5.    Retirement Treatment. Paragraph 6(a) of the Agreement is amended by substituting
“December 31, 2015” for “June 30, 2015”.

6.    FY 16 Bonus. Paragraph 6(e) will be added to the Agreement as follows:

“FY16 Bonus. Provided you remain employed through December 31, 2015, you will be eligible to earn for the fiscal year ending June 30, 2016 (“FY15”) a bonus under the APP Plan (“FY16 Bonus”). The FY16 Bonus shall be prorated to December 31, 2015 and will be calculated at a factor of one (1). The FY16 APP Bonus will be paid no later than December 31, 2015.”

7.	Attachment A. The first paragraph of Attachment A is amended by replacing the parenthetical “(the ‘Agreement’) with “(as amended, the ‘Agreement’)”.

8.
No Reliance. You acknowledge that the Company has made no promises, commitments or representations to you other than those contained in this Amendment and that you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Amendment.

9.	Consultation with Counsel. You are hereby advised to consult and have had the opportunity to consult with an attorney before signing this Amendment.

10.
Opportunity to Consider. You acknowledge that you were given 21 days in which to review and consider this Amendment, and that if you executed it before the end of the 21-day period such early execution was completely voluntary.

11.
Opportunity to Revoke. You acknowledge that for a period of seven days after you sign this Amendment you have the right to revoke it by providing notice in writing to the Company’s General Counsel, by hand delivery, certified mail or overnight courier. This Amendment will not become effective and enforceable until after the expiration of the seven-day revocation period.

12.	Counterparts. This Amendment may be executed in counterparts, each of which will be an original, and all of which will constitute one and the same instrument.

13.	Governing Law. This Amendment is governed by the laws of the State of New York, without regard to its conflict of law provisions.

If this Amendment is acceptable to you, please indicate your agreement by signing and dating below.
Sincerely,

COTY INC.	[initials]

/s/Jules P. Kaufman

By: Jules Kaufman
Senior Vice President and General Counsel
I acknowledge that I have read this Amendment, and that I understand and voluntarily accept its terms.
THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/Ralph Macchio	2/9/15
Ralph Macchio	Date
[initials]